METLIFE - STATE STREET FINANCIAL TRUST
                              One Financial Center
                                Boston, MA 02111


                                                                    May 16, 1994


State Street Research
  Investment Services, Inc.
One Financial Center
Boston, MA 02111

Gentlemen:

         This letter is to confirm to you that MetLife - State Street Financial Trust (the "Trust") has created two (2) new series of shares to be known as State Street Research Strategic Portfolios: Conservative and State Street Research Strategic Portfolios: Aggressive (the "Funds"), and that the First Amended and Restated Plan of Distribution Pursuant to Rule 12b-1 adopted by the Trust and dated June 1, 1993 (the "Plan"), shall apply with respect to each of the Funds as a "Series" thereunder and under the terms set forth in the then current prospectus and statement of additional information of the Funds, as from time to time amended. The maximum expenditures under the Plan for the Funds shall be the same as stated in Section 2 of the Plan for the Initial Series.

         Please indicate your acceptance of the above in accordance with the terms of the Plan by signing this letter as indicated below.

         The term "MetLife - State Street Financial Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement ("Master Trust Agreement") of the Trust dated June 1, 1993 as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. This Agreement has been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                     METLIFE - STATE STREET FINANCIAL TRUST
                                     By: /s/ Ralph F. Verni

ACCEPTED AND AGREED TO:

STATE STREET RESEARCH
 INVESTMENT SERVICES, INC.
By: /s/ Gerard P. Maus